CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 167 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 30, 2009, relating to the financial statements and financial highlights of Trust for Professional Managers, including PMC Diversified Equity Fund and PMC Core Fixed Income Fund (collectively the “Funds”),  included in the Fund’s Annual Report on Form N-CSR of Trust for Professional Managers for the period ended August 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
December 14, 2009